EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of October 1, 2013 (the “Effective Date”), is by and between Heat Biologics, Inc. a corporation organized under the laws of the State of Delaware with offices located at 100 Europa Drive, Suite 412, Chapel Hill, North Carolina 27517 (the “Corporation”), and Melissa Price, Ph.D., an individual residing in North Carolina (the “Employee”).

1.

EMPLOYMENT; DUTIES

(a)

The Corporation hereby engages and employs Employee as the Vice President of Clinical and Regulatory Affairs of the Corporation, and Employee hereby accepts such engagement and employment as the Vice President of Clinical and Regulatory Affairs of the Corporation, for the Term (as defined in Section 2). Employee will report directly to the Chief Executive Officer of the Corporation, and Employee shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies.

(b)

During the Term, Employee shall devote substantially all of her professional time attending to the business of the Corporation.  During the Term, Employee’s employment under this Agreement shall be Employee’s exclusive employment and Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee's performance of Employee's duties hereunder, is contrary to the interest of the Corporation or any of its subsidiaries, or requires any significant portion of Employee's professional time.  Notwithstanding anything to the contrary in this Subsection (b), the parties recognize and agree that Employee (i) will, during the first thirty-one (31) days after the Effective Date (i.e., October 1, 2013 through October 31, 2013), split her professional time 50/50 between the Corporation and winding down her responsibilities with her former employer and (ii) may at any time during the Term engage in personal investments, other business activities and civic, charitable or religious activities that do not conflict with the business and affairs of the Corporation or interfere with Employee's performance of her duties hereunder.  Consequently, Employee may not serve on the board of directors of any oncology development entity during the Term without the written approval of the Corporation’s Chief Executive Officer.  Employee shall be permitted to retain any compensation received for service on any unaffiliated corporation's board of directors, which service is not prohibited by the previous sentence.

2.

TERM

The term of this Agreement, and of Employee’s employment under it, shall commence on the Effective Date and terminate on the earlier of: (i) four (4) years from the Effective Date of this Agreement or (ii) termination under Section 8 of this Agreement (the “Term”).

3.

COMPENSATION

(a)

As compensation for the performance of her duties on behalf of the Corporation hereunder, Employee shall receive the following:

(i)

BASE SALARY. Employee shall receive an annual base salary of Two Hundred Ten Thousand Dollars ($210,000) for the Term (the “Base Salary”), payable bi-weekly.

(ii)

BONUS. Employee shall be eligible for an annual bonus of up to twenty percent (20%) percent of her Base Salary, which bonus is payable in cash (“Annual Bonus”).  Any Annual Bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation.  Any first-year Annual Bonus will be pro-rated from the Effective Date thru December 31, 2013.

(b)

The Corporation shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee in the course of performing her duties, including all travel, lodging and entertainment, against receipt by the Corporation, as the case may be, of appropriate vouchers or other proof of Employee’s expenditures and in accordance with any expense reimbursement policy that  may be adopted by the Corporation after the Effective Date; provided that prior to adoption of such policy, Employee obtains prior written approval of the Chief Executive Officer or Chief Financial Officer for any expenses or series of related expenses that exceed $500.

(c)

On the Effective Date, Employee shall receive from the Corporation an incentive option to purchase fifty thousand (50,000) shares of the Corporation’s publicly traded common stock (“Initial Option”).  The Initial Option shall be exercisable at the closing market price per share of the Corporation’s common stock on the Effective Date.  One forty-eighth (1/48) of the Initial Option grant will vest to Employee on the first day of each month (commencing on the Effective Date) for forty-eight (48) successive months while Employee is employed by the Corporation.  Any vested portions of the Initial Option will remain exercisable for a period of ten (10) years from the Effective Date, unless such exercise rights are terminated earlier per the Corporation’s existing stock option plan. Other terms of the Initial Option, including the period to exercise vested options following termination of employment with the Corporation, shall be according to the Corporation’s existing stock option plan and the Corporation’s stock option agreement.

In addition to the Initial Option, if at any time prior to the first anniversary of the Effective Date certain  milestones agreed upon by Corporation and Employee have been attained, Employee shall receive from the Corporation, on such first anniversary of the Effective Date, an incentive option to purchase an additional ten thousand (10,000) shares of the Corporation’s publicly traded common stock at an exercise price equal to the closing market price per share of the Corporation’s common stock on such first anniversary of the Effective Date (the “Incentive Option”).  The Corporation and Employee agree to use their best efforts to agree to such milestones by December 31, 2013.  Once granted, one forty-eighth (1/48) of the Incentive Option grant will vest to Employee on the first day of each month (commencing on the first anniversary of the Effective Date) for forty-eight (48) successive months while Employee is employed by the Corporation.  Any vested portions of the Incentive Option will remain exercisable for a period of ten (10) years from the first anniversary of the Effective Date, unless such exercise rights are terminated earlier per the Corporation’s existing stock option plan.  Other terms of the Incentive Option, including the period to exercise vested options following termination of employment with the Corporation, shall be according to the Corporation’s existing stock option plan and the Corporation’s stock option agreement.

(d)

Employee shall be entitled to three (3) weeks paid vacation and five (5) days sick leave in addition to standard national holidays in accordance with the Corporation’s policies.

(e)

The Corporation shall pay seventy-five percent (75%) of the cost of medical, insurance for coverage for Employee and her family pursuant to the Corporation’s healthcare insurance policy plan.  Employee shall also be entitled to any other benefits provided to the Corporation’s officers.  In addition, on the Effective Date, Corporation shall pay Employee Twenty Thousand Dollars ($20,000), which amount represents the amount Employee must reimburse her former employer for educational activities as a result of becoming employed by the Corporation.

4.

REPRESENTATIONS AND WARRANTIES BY EMPLOYEE

Employee hereby represents and warrants as of the Effective Date to the Corporation that, with the exception of splitting her professional time 50/50 during the first thirty-one (31) days after the Effective Date (i.e., October 1, 2013 through October 31, 2013) between the Corporation and winding down her responsibilities with her former employer:

(a)

Neither the execution and delivery of this Agreement nor the performance by Employee of her duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which she is bound.

(b)

Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against her in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform her duties and other obligations hereunder.

5.

CONFIDENTIAL INFORMATION

(a)

Except in performing her duties within the scope of her employment with the Corporation or except with the prior written authorization by the Corporation, Employee agrees that, during the Term or at any time thereafter, she will not disclose or make accessible to any person who is not a director, employee, contractor, or agent of the Corporation, the  non-public products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation, of any of its affiliates, of any of their clients, or of any other party to whom the Corporation owes an obligation of confidentiality (collectively, “Corporation Confidential Information”); provided, however that Employee shall not disclose Corporation Confidential Information to any director, employee, contractor, or agent of the Corporation if requested not to do so. Employee agrees: (i) not to use any Corporation Confidential Information for herself or others and (ii) not to take any Corporation Confidential Information or reproductions thereof from the Corporation’s facilities at any time during her employment by the Corporation other than to perform her duties hereunder. Employee agrees immediately to return all Corporation Confidential Information and reproductions thereof in her possession to the Corporation upon request and in any event upon termination of employment.

(b)

In the event that Employee breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, Employee shall not urge as a defense that there is an adequate remedy at law, nor shall the Corporation be prevented from seeking any other remedies which may be available. In addition, Employee agrees that in the event that she breaches the covenants in this Section 5, in addition to any other rights that the Corporation may have, Employee shall be required to pay to the Corporation any amounts she receives in connection with such breach.

(c)

Employee recognizes that in the course of her duties hereunder, she may receive from the Corporation or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Employee agrees not to:

(i)

Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Corporation or others in connection herewith, and

(ii)

Provide the Corporation with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Corporation.

6.

INVENTIONS DISCOVERED BY EMPLOYEE

Employee shall promptly disclose to the Corporation any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable, conceived or first reduced to practice by Employee, either alone or jointly with others, while performing services hereunder (or, if based on any of the Corporation Confidential Information, within one (1) year after the expiration or termination of the Term), (a) which pertain to any line of business activity of the Corporation, whether then conducted or then being actively planned by the Corporation, with which Employee was or is involved, (b) which is developed using time, material or facilities of the Corporation, whether or not during working hours or on the Corporation premises, or (c) which directly relates to any of Employee’s work for the Corporation during the Term, whether or not during normal working hours (collectively, "Inventions"). Employee hereby assigns to the Corporation all of Employee’s right, title and interest in and to any such Inventions. During and after the Term, Employee shall execute any documents necessary to perfect the assignment of such Inventions to the Corporation and to enable the Corporation to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Employee’s agreed compensation during the course of Employee’s employment. All such acts and cooperation hereunder shall be done at Corporation’s expense, without cost or expense to Employee. Employee shall be compensated for the giving of evidence or testimony after the Term of Employee’s employment at the rate of $500/day. Without limiting the foregoing, Employee further acknowledges that all original works of authorship by Employee, whether created alone or jointly with others, related to Employee’s employment with the Corporation and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U. S. C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Corporation. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Corporation. Employee hereby irrevocably designates counsel to the Corporation as Employee's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Corporation's rights under this Section. This Section 6 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Corporation that would violate such Moral Rights in the absence of such consent. Employee agrees to confirm any such waivers and consents from time to time as requested by the Corporation.

7.

NON-COMPETE; NON-SOLICITATION

(a)

NON-COMPETE.  For a period commencing on the Effective Date and ending one (1) year after the date Employee ceases to be employed by the Corporation  (the "Non-Competition Period"), Employee shall not:

(i)

accept any employment whose responsibilities include developing, marketing or selling any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy;

(ii)

own any equity of an entity that is developing, marketing or selling a biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy; provided that Employee shall not be prohibited from being a passive owner of not more than five percent (5%) of the equity securities of an entity described in this clause (ii) that is publicly traded and for which she is in compliance with clauses (i) and (iii); or

(iii)

permit her name to used by, act as consultant or advisor to, render material services for, or otherwise assist in any manner any person or entity, in each case with regard to the development, marketing or selling of any biologic or pharmaceutical product that is based upon heat shock protein-based cancer immunotherapy

(b)

NON-SOLICITATION.  During the Non-Competition Period, Employee shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or for the Corporation to cease working at or for the Corporation, or in any way interfere with the relationship between the Corporation and anyone working at or for the Corporation or (ii) in any way interfere with the relationship between the Corporation and any customer, supplier, licensee or other business relation of the Corporation.

(c)

SCOPE.  If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

(d)

INDEPENDENT AGREEMENT.   The covenants made in this Section 7 shall survive the termination of this Agreement for the period of time set forth in subsections (a) and (b) respectively.

8.

TERMINATION

Employee’s employment hereunder shall continue for the Term unless terminated upon the first to occur of the following events in (a)-(f):

(a)

Employee’s death.

(b)

Employee’s “Disability”, meaning Employee’s incapacity, due to physical or mental illness, which results in Employee having been absent from fully performing her duties with the Corporation for a continuous period of more than thirty (30) days or more than sixty (60) days in any period of three hundred sixty-five (365) consecutive days. In the event that the Corporation intends to terminate the employment of Employee by reason of Disability, the Corporation shall give Employee no less than thirty (30) days’ prior written notice of the Corporation’s intention to terminate Employee’s employment.  The Employee agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Corporation, to submit to a physical examination in the state of the Corporation’s Employee offices by a licensed physician selected by mutual agreement between the Corporation and the Employee, the cost of such examination to be paid by the Corporation.  The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose.  If Employee refuses to submit to appropriate examinations by such physician at the request of the Corporation, the determination of the Employee’s Disability by the Corporation in good faith will be conclusive as to whether such Disability exists.  This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

(c)

termination by the Corporation for Just Cause; “Just Cause”, meaning the Employee’s:

(i)

acts of embezzlement or misappropriation of funds; or fraud;

(ii)

conviction of a felony or other crime involving moral turpitude, dishonesty or theft;

(iii)

willful unauthorized disclosure of Corporation Confidential Information;

(iv)

material violation of any provision of the Agreement, which is not cured by Employee within thirty (30) days of receiving written notice of such violation by the Corporation;

(v)

being under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Employee’s duties under this Agreement;

(vi)

engaging in behavior that would constitute grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct that violates laws governing the workplace; or

(vii)

willful failure to perform her written assigned tasks, where such failure is attributable to the fault of Employee, gross insubordination, or dereliction of fiduciary obligations which are not cured by Employee within thirty (30) days of receiving written notice of such violation by the Corporation.

In the event that the Corporation intends to terminate the employment of Employee by reason of Just Cause, the Corporation shall give Employee written notice of the Corporation’s intention to terminate Employee’s employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period and the breach remains uncured.

(d)

termination by the Corporation Without Just Cause; “Without Just Cause”, meaning written notice by the Corporation to Employee of  termination other than for Just Cause or other than due to Employee’s death or Disability.

(e)

termination by Employee for Good Reason; “Good Reason”, meaning a material breach by the Corporation of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Employee. Or

In the event that Employee intends to terminate her employment for Good Reason, Employee shall give the Corporation written notice of her intention to terminate her employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(f)

termination by Employee Without Good Reason; “Without Good Reason”, meaning written notice by Employee to the Corporation of termination other than for Good Reason.

(g)

If Employee’s employment hereunder is terminated for any reason under this Section 8, Employee or her estate, as the case may be, will only be entitled to receive the accrued Base Salary, vacation pay, expense reimbursement and any other entitlements accrued by Employee under Section 3, to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”); provided, however, that if Employee’s employment is terminated by the Corporation Without Just Cause or by the Employee for Good Reason, then in addition to paying Accrued Obligations, the Corporation shall pay to the Employee as a severance benefit, (i) an amount equal to four months’ Base Salary and (ii) pro-rated amount of the Annual Bonus which she would have received the year without the occurrence of such termination; provided that Employee first executes and does not revoke a release and settlement agreement in form acceptable to Employee and the Corporation releasing the Corporation from all claims arising for her employment within 60 days of such termination.  These amounts shall be paid to the Employee in accordance with the Corporation’s standard salary payments to its employees.

9.

NO DISPARAGEMENT

Employee agrees that during the course of her employment or at any time thereafter, she and her agents, family and/or representatives shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Corporation, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, parties, attorneys and other professionals, successors and assigns (collectively, the “The Corporation Related Parties”) and (ii) referring to or in any way commenting on the Corporation and/or any of the other The Corporation Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Corporation and/or any of the Corporation Related Parties. The Corporation agrees that during the course of Employee’s employment or at any time thereafter, it shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Employee and (ii) referring to or in any way commenting on the Employee in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Employee.

10.

NOTICES

Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: (i) when delivered personally against receipt therefor, (ii) one (1) day after being sent by Federal Express or similar overnight delivery, (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to the Corporation  at the address set forth above and to the Employee at the officers of the Corporation with a copy sent to the Employee’s home address set forth in the Corporation’s records, or to such other address as such party shall give by notice hereunder to the other party, or (iv) in the case of transmittal by electronic mail, upon receipt by the sender of electronic confirmation of such transmittal.

11.

SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the parties’ intent and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12.

ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13.

BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon Employee and her legal representatives. This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee.  This Agreement cannot be assigned by Corporation without the written consent of Employee except that this Agreement may be assigned to an affiliated entity of the Corporation.

14.

NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

15.

GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina of the United States of America without regard to principles of conflict of laws.  The State of North Carolina shall be the exclusive jurisdiction for any disputes arising under this Agreement and the parties hereby consent to such jurisdiction.

16.

HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

Corporation:

HEAT BIOLOGICS, INC.

By:	/s/ Jeff Wolf
Title: CEO

Employee:

/s/ Melissa Price
MELISSA PRICE